SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           Notification of Late Filing

                                                 Commission File Number  0-26975
                                                                       ---------

(CHECK ONE):
[ ] Form 10-K and Form 10-KSB [ ] FORM 11-K [ ] FORM 20-F [X] FORM 10-Q and Form 10-QSB [ ] Form N-SAR

         For Period Ended:  September 30, 2000
                            ------------------

[ ] Transition Report on Form 10-K and Form 10-KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q and Form 10-QSB
[ ] Transition Report on Form N-SAR

         For the Transition Period Ended: ______________

         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:



                                     PART I
                             REGISTRANT INFORMATION

        Full name of registrant PREFERENCE TECHNOLOGIES, INC.
                               ------------------------------
        Former name if applicable

        -----------------------------------------------------

        Address of principal executive office: 333 North Rancho Drive, Suite 810
                                               ---------------------------------

        City, State and Zip Code:  Las Vegas, Nevada 89106
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                                     PART II
                            RULES 12b-25 (b) and (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.)

         [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

         [X] (b) The subject annual report, semi-annual report, transition report on forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE

         State below in reasonable detail the reasons why the Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report thereof could not be filed within the prescribed time period.

         Pursuant to Rule 12b-25(b), the registrant is unable to timely file its Form 10-Q without unreasonable effort or expense due to recent changes in management and reductions in staff.

                                     PART IV
                                OTHER INFORMATION

        (1) Name and telephone number of person to contact in regard to this notification.

               William Louden           (702)          648-6400
               --------------------------------------------------
               (NAME)                (AREA CODE) (TELEPHONE NUMBER)

        (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no,
identify report(s).                                               [X] YES [ ] NO

        (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
portion thereof?                                                 [ ] YES [X ] NO

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          PREFERENCE TECHNOLOGIES, INC.

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date    November 14, 2000               By        /s/ William Louden
    ----------------------------------    --------------------------------------
                                                  William Louden
                                                  President



                                    ATTENTION

        Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).









































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